PROSPECTUS Dated November 10, 2004	Pricing Supplement No. 30 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-117752
Dated November 10, 2004	Dated March 23, 2005
Rule 424(b)(3)

$325,000,000
[MS LOGO]

GLOBAL MEDIUM–TERM NOTES, SERIES F
_____________________

Senior Fixed Rate Notes

8% Targeted Income Strategic Total Return Securities due March 30, 2010
Exchangeable for a Cash Amount Based on the
CBOE S&P 500 BuyWrite Index

The 8% Targeted Income Strategic Total Return Securities, which we refer to as the securities, do not guarantee any return of principal at maturity. Instead, the payment that you will receive at maturity, upon your exchange of securities or upon our redemption of securities will be an amount of cash, which we refer to as the net entitlement value, based on the performance of the CBOE S&P 500 BuyWrite Index, which we refer to as the BXM Index. In addition, over the term of the securities, your exposure to the BXM Index will be reduced and, in return, you will receive payments equal to 8% per year on the issue price of the securities.

The principal amount and issue price of each security is $10.

We will pay you 8% (equivalent to $0.80 per year) on the $10 principal amount of each security. These interim payments will be made monthly, beginning April 30, 2005. The net entitlement value will be reduced by application of the adjustment amount described below, which, in part, allows for payment of the interim payments.

At maturity, if you have not previously exchanged your securities and we have not previously redeemed your securities, you will receive for each security an amount of cash equal to the net entitlement value determined on the third scheduled trading day prior to the maturity date, which we refer to as the maturity valuation date.

You will have the right to exchange each security on any trading day in any exchange period for an amount of cash equal to the net entitlement value determined on the last trading day in that exchange period, which we refer to as the exchange valuation date, plus any accrued but unpaid interim payments. If you exchange your securities, you must exchange at least 10,000 securities at a time.

° The exchange periods are the first ten calendar days of March, June, September and December in each year, beginning in June 2005 and ending in December 2009.

Beginning in September 2007, we may redeem your securities for mandatory exchange on the fifth trading day after any exchange valuation date, which we refer to as the exchange date, for an amount of cash equal to the net entitlement value determined on that exchange valuation date plus accrued but unpaid interim payments. If we decide to redeem the securities, we will give you notice at least 10 but not more than 30 calendar days before the exchange date specified in our notice.

The initial net entitlement value on the day we price the securities for initial sale to the public is $9.88. On any other trading day, the net entitlement value will equal the net entitlement value on the previous trading day multiplied by the BXM Index performance on that trading day, minus the adjustment amount as of that trading day.

° The BXM Index performance on any trading day is a ratio of the value of the BXM Index on that trading day to the value of the BXM Index on the previous trading day.

° The adjustment amount will reduce the net entitlement value by $0.00274 each day, or approximately $1.00 each year.

Because the adjustment amount will reduce the net entitlement value by 10% of the issue price each year, the value of the BXM Index must increase significantly in order for you to receive at least the $10 principal amount per security at maturity or upon exchange or redemption. If the value of the BXM Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $10 principal amount per security.

The securities have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the securities is “MBJ.”

The CUSIP number for the securities is 61746Y734.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-14.

PRICE $10 PER SECURITY

	Price to	Agent’s	Proceeds to
	Public(1)	Commissions(2)	Company(1)
Per Security	$10	$.12	$9.88
Total	$325,000,000	$3,900,000	$321,100,000

(1)	Plus accrued interim payments, if any, from the original issue date.
(2)	If you continue to hold to your securities, we will pay the brokerage firm at which you hold your securities additional commissions on a monthly basis beginning in April 2005. See “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the securities has not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in “Risk Factors.”

     The securities are medium-term debt securities of Morgan Stanley. The securities are exchangeable for an amount of cash based on the performance of the BXM Index. Unlike conventional debt securities, the securities do not guarantee any return of principal at maturity or upon exchange or redemption.

     “Standard and Poor’s®” and “S&P®” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “BXM” is a trademark of the Chicago Board Options Exchange, Incorporated. These marks have been licensed for use by Morgan Stanley & Co. Incorporated.

Each security costs $10	We, Morgan Stanley, are offering our 8% Targeted Income Strategic Total
Return Securities due March 30, 2010, which are exchangeable for a cash amount based on the performance of the BXM Index. The principal amount
.	and issue price of each security is $10.

The issue price of the securities includes the agent’s commissions paid with respect to the securities. In addition, the adjustment amount takes into account the interim payments, ongoing commissions and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes the agent’s commissions and that the adjustment amount takes into account the interim payments, the ongoing commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—
Use of Proceeds and Hedging.”

The initial net entitlement value is 1.20% less than the issue price of the securities. In addition, although you will receive interim payments on the securities at the rate of 8% per year on the issue price of the securities, the adjustment amount will reduce the net entitlement value by $0.00274 each day, or approximately $1.00 (10% of the issue price per security) each year.
Because the initial net entitlement value is 1.20% less than the issue price of the securities and because the adjustment amount exceeds the annual interim payments by approximately 2% of the issue price each year, the BXM Index must increase significantly in order for you to receive an amount upon sale, exchange, redemption or at maturity equal to the issue price for each security.

No guaranteed return of	Unlike ordinary debt securities, the securities do not guarantee any return of
principal	principal at maturity. Instead, at maturity, or upon earlier exchange by you or redemption by us as described in this pricing supplement under
“Description of Securities—Net Entitlement Value Payable at Maturity,
upon Redemption or upon Exchange,” we will pay to you an amount of cash based on the performance of the BXM Index.

Interim payments of 8% on	Each month, we will pay you interim payments on the securities, at the rate
the principal amount	of 8% on the principal amount per year, beginning on April 30, 2005. If you exchange your securities or we call the securities, we will pay accrued but unpaid interim payments on the exchanged or redeemed securities to, and including, the applicable exchange valuation date.

As described above, the adjustment amount takes into account the interim payments on the securities. As a result, by investing in the securities, you will receive current income in the form of the interim payments on the securities in exchange for a reduction of the net entitlement value of the securities.

As described in more detail under “—The Chicago Board Options Exchange calculates and publishes the BXM Index,” because the BXM Index represents an at-the-money covered call strategy on the S&P 500 Index, the appreciation of the BXM Index depends on two factors: first, the amount of premium received from the sale of successive one-month, at-the-money call options on the S&P 500 Index combined with the amount of dividends paid on the stocks underlying the S&P 500 Index and, second, the extent to which these option premiums and dividends are not otherwise offset by declines in the S&P 500 Index. The BXM Index participates in little or no appreciation of the S&P 500 Index, but the BXM Index is subject to declines in the S&P
500 Index.

Although the annual reduction of the net entitlement value of approximately
10% of the issue price due to the adjustment amount (which allows for the payment of the interim payments at the rate of 8% per year) is lower than the historical average percentage returns resulting from the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index combined with the amount of dividends paid on the stocks underlying the S&P 500 Index, there is no guarantee that you will receive a payout on the securities upon exchange, redemption or at maturity that exceeds the issue price of the securities. For example, if the S&P 500
Index decreases, the returns of the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index combined with the amount of dividends paid on the stocks underlying the
S&P 500 Index reflected in the BXM Index may not be sufficient to offset the combined effect of (i) any decreases in the S&P 500 Index; (ii) the cumulative reduction of the net entitlement value due to the adjustment amount; and (iii) the initial net entitlement value being set at 1.20% less than the issue price for the securities.

To demonstrate the combined effect that the initial net entitlement value and the adjustment amount have on the payout to you on the securities at maturity, we have calculated several hypothetical examples in “Hypothetical
Payouts on the Securities at Maturity.” Also, for a discussion of the historical average percentage returns resulting from the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index combined with the amount of dividends paid on the stocks underlying the S&P 500 Index over the life of the BXM Index, see
Annex B to this pricing supplement.

Payout on the securities upon	The payout on the securities upon exchange, upon redemption or at maturity
exchange, upon redemption	will be based on the applicable net entitlement value of the securities
and at maturity	determined on the valuation date for any exchange, redemption or at maturity. We refer to the valuation date for any exchange or redemption as the exchange valuation date and at maturity as the maturity valuation date.

The net entitlement value on the day we price the securities for initial sale to the public, which we refer to as the initial net entitlement value, equals
$9.88.

The net entitlement value on any other trading day will equal (i) the product of (x) the net entitlement value on the previous trading day times (y) the
BXM Index performance on that trading day, (ii) minus the adjustment amount as of that trading day.

The BXM Index performance on any trading day will equal the closing value of the BXM Index on that trading day divided by the closing value of the
BXM Index on the previous trading day.

The adjustment amount on any trading day will equal $0.00274 multiplied by the number of calendar days since the immediately preceding trading day
On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately $1.00 each year.

The initial net entitlement value is 1.20% less than the issue price of the securities. In addition, although you will receive interim payments on the securities at the rate of 8% per year on the issue price of the securities, the adjustment amount will reduce the net entitlement value by approximately
10% each year. Because the initial net entitlement value is 1.20% less than the issue price of the securities and because the adjustment amount exceeds the annual interim payments by approximately 2% of the issue price each year, the BXM Index must increase significantly in order for you to receive an amount upon sale, exchange, redemption or at maturity equal to the issue price for each security. To demonstrate the combined effect that the initial net entitlement value and the adjustment amount have on the payout to you on the securities at maturity, we have calculated several hypothetical examples in “Hypothetical Payouts on the Securities at Maturity.”

The indicative net entitlement value of the securities will be published by the
American Stock Exchange LLC, which we refer to as the AMEX, under the symbol “ETZ.” The AMEX in no way sponsors, endorses or is otherwise involved in the securities and disclaims any liability to any party for any inaccuracy in the data on which the indicative net entitlement value is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the indicative net entitlement value, or for the manner in which it is applied in connection with the securities.

Beginning in June 2005, you	You may exchange your securities for the net entitlement value on any
may exchange a minimum of	trading day during the first ten calendar days of March, June, September and
10,000 securities on any	December of each year, each of which we refer to as an exchange period,
trading day during the first ten	beginning in June 2005. The net entitlement value for any exchange will be
calendar days of each March,	determined on the last trading day of the exchange period for that exchange,
June, September and	which we refer to as the exchange valuation date.
December

If you properly elect to exchange, we will pay a cash amount equal to the net entitlement value, plus accrued but unpaid interim payments to, and including, the related exchange valuation date, to the trustee for delivery to you on the fifth trading day following the exchange valuation date, which we refer to as the exchange date.

You must exchange at least 10,000 securities (and multiples of 100 in excess of 10,000), unless you exchange your securities following, and during the continuance of, a credit exchange event as described under
“Description of Securities—Credit Exchange Event.”

To exchange your securities during any exchange period, you must instruct your broker or other person with whom you hold your securities to take the following steps through normal clearing system channels:

• fill out an official notice of exchange, which is attached as Annex A to this pricing supplement;

• deliver your official notice of exchange to us (which must be acknowledged by us) on any trading day falling in an exchange period but prior to 12:00 p.m. (New York City time) on the last trading day in that exchange period; and

• transfer your book-entry interest in the securities to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the exchange date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of exchange after 12:00 p.m. (New York City time) on the last trading day in an exchange period, your notice will not be effective, you will not be able to exchange your securities until the following exchange period and you will need to complete all the required steps if you should wish to exchange your securities during any subsequent exchange period.

We may request that Morgan Stanley & Co. Incorporated, which we refer to as MS & Co. and which is one of our broker-dealer subsidiaries, purchase the securities in exchange for the cash amount that would otherwise have been payable by us. MS & Co.’s agreement to purchase the exchanged securities will not affect your right to take action against us if MS & Co. fails to purchase your securities. Any securities purchased by MS & Co. will remain outstanding.

There will be no minimum	If the rating of our senior debt is downgraded below A- by Standard &
exchange amount during a	Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or
credit exchange event	below A3 by Moody’s Investors Service, Inc., and for so long as our senior debt is rated below these ratings by either or both of Standard & Poor’s and
Moody’s, exchanges will not be subject to any minimum exchange requirement. We refer to this occurrence as a credit exchange event. We will instruct the trustee to notify you upon the occurrence of a credit exchange event. Our senior debt is currently rated A+ by Standard & Poor’s and Aa3 by Moody’s.

We will have the right to	Beginning in September 2007, we will have the right to redeem the securities
redeem your securities	for mandatory exchange in whole, but not in part, on any exchange date
beginning in September 2007	upon at least 10 but not more than 30 calendar days’ notice to the holders of the securities. Prior to September 2007, we will also have the right to redeem the securities for mandatory exchange in whole, but not in part, on any exchange date if the net entitlement value on any trading day is less than
$2.00. The net entitlement value for any redemption on an exchange date will be determined on the related exchange valuation date. Should we decide to redeem the securities, we will pay an amount of cash for each security equal to the net entitlement value, plus accrued but unpaid interim payments to, and including, the related exchange valuation date, to the trustee for delivery to you on the exchange date.

The Chicago Board Options	The BXM Index is calculated and published by the Chicago Board Options
Exchange calculates and	Exchange, which we refer to as the CBOE. The BXM Index measures the
publishes the BXM Index	total rate of return of a “buy-write,” or “covered call,” strategy on the S&P
500 Index. This strategy is referred to as an at-the-money covered call strategy.

An at-the-money covered call strategy on an index is one in which an investor holds (or “buys”) an investment representing an index and sells (or
“writes”) an option on the index with a strike price that is equal to, or slightly greater than, the level of the index when the option is sold, or written.

A buy-write strategy provides income from option premiums, or the money received for selling the option. These premiums can, to some extent, offset an investor’s losses if there is a decline in the value of the index on which the option is sold. However, the strategy limits participation in appreciation of the index beyond the option’s strike price. In the case of an at-the-money covered call strategy, because the strike price of the option that is sold is equal to or slightly greater than the level of the index when the option is sold, the investor will participate in little or no index appreciation. Thus, in a period of significant stock market appreciation, a covered call strategy is likely to produce lower returns than would an investment in equity securities that does not involve a covered call strategy.

The BXM Index measures the hypothetical “total rate of return” of this strategy on the S&P 500 Index because its value incorporates both the ordinary cash dividends paid on stocks underlying the S&P 500 Index as well as the option premium hypothetically received from writing call options on the S&P 500 Index. The method of calculating the BXM Index incorporates the ordinary cash dividend on each stock underlying the S&P
500 Index on the ex-dividend date for each dividend and incorporates option premium into the S&P 500 Index on the day each option is sold. The BXM
Index does not, however, have a cash component. Instead, the formula for the BXM Index effectively converts the cash value of any dividends on stocks underlying the S&P 500 Index and the option premium payable in respect of the written call options into covered S&P 500 Index units. For more information, see “Risk Factors—Investment in the securities is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly” and “Description of Securities—The BXM Index.”

You can review quarterly closing values of the BXM Index since 1999 under the section of this pricing supplement captioned “Description of Securities—
Indicative and Historical Information.” On March 23, 2005, the closing value of the BXM Index as reported by the CBOE was 675.67. The historical performance of the BXM Index is not an indication of the value of the BXM Index at the maturity date of the securities or any other future date.
The CBOE and the issuers of the underlying stocks are not affiliates of ours and are not involved in this offering. The obligations represented by the securities are solely those of Morgan Stanley. For more specific information about the BXM Index and its calculation, see the section entitled
“Description of Securities—The BXM Index” in this pricing supplement.

Because a buy-write strategy limits participation in the appreciation of the
S&P 500 Index, an investment in the securities is not the same as an investment linked to the performance of the S&P 500 Index or the stocks underlying the S&P 500 Index. See “Risk Factors—The appreciation of the
BXM Index may be less than that of the S&P 500 Index due to the effect of the BXM Index’s buy-write strategy.”

MS & Co. will be the	We have appointed MS & Co. to act as the calculation agent for JPMorgan
calculation agent for the	Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) the trustee for
securities	our senior securities. As calculation agent, MS & Co. will determine, among other things, the cash amount that you will receive at maturity, if we exercise our redemption right or if you exercise your exchange right.

The brokerage firm at which	In addition to the commission paid at the time of the initial offering of the
you hold your securities will be	securities, commissions equal to 0.06% multiplied by the average net
paid additional commissions	entitlement value per security in each calendar month will be paid
on a monthly basis	proportionately to brokerage firms on a monthly basis, including MS & Co.
and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities on the last business day of each month, beginning in April 2005 and ending in March 2010. In no event, however, will these monthly commissions exceed $0.006 in any month. We expect that the brokerage firm at which you hold your securities will pay a portion of these additional commissions to your broker. Paying commissions over time may cause the brokerage firm at which you hold your securities and the broker through whom you hold your securities to have economic interests that are different than yours. For more information about the payment of these additional commissions, see “Description of Securities—Supplemental
Information Concerning Plan of Distribution” and “Risk Factors—The
brokerage firm at which you hold your securities and the broker through whom you hold your securities may have economic interests that are different from yours.”

The securities should be	You also should consider the U.S. federal income tax consequences of
characterized as prepaid	investing in the securities. An investment in the securities should be
cash settlement forward	characterized as an investment in prepaid cash settlement forward contracts
contracts for U.S. federal	under which we deliver at maturity, or upon exchange or redemption, a cash
income tax purposes	amount determined by reference to the BXM Index in exchange for a prepaid purchase price, as described in the section of this pricing supplement called
“Description of Securities—United States Federal Income Taxation.” In
addition, although there is no direct legal authority as to the proper tax treatment of the securities, based on the advice of our special tax counsel, for
U.S. federal income tax purposes the securities should be characterized as prepaid cash settlement forward contracts under which we deliver at maturity, or upon exchange or redemption, a cash amount determined by reference to the BXM Index in exchange for a prepaid purchase price, as described under “Description of Securities—United States Federal Income
Taxation.” In addition, although there is no direct legal authority as to the proper tax treatment of the interim payments on the securities, we intend to report those payments as ordinary income. Accordingly, if you are a U.S.
taxable investor, you should expect that the interim payments on the securities will be taxable to you as ordinary income at the time such amounts are accrued or received in accordance with your method of accounting. You also should recognize capital gain or loss, at maturity or upon a sale, exchange, redemption or other taxable disposition of the securities.

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of Securities—United States Federal
Income Taxation” for a discussion of the withholding tax consequences of an investment in the securities.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more	The securities are senior securities issued as part of our Series F medium-
information on the securities	term security program. You can find a general description of our Series F medium-term security program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of security in the sections called “Description of Notes—Fixed Rate Notes,”
“—Exchangeable Notes” and “—Notes Linked to Commodity Prices, Single
Securities, Baskets of Securities or Indices.”

For a detailed description of the terms of the securities, including the specific procedures and deadlines governing the exchange of the securities and the calculation of the cash amount you will receive in exchange for your securities, you should read the “Description of
Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.
We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

     The following hypothetical examples demonstrate the combined effect that the initial net entitlement value and the adjustment amount have on the payout on the securities at maturity, and show the cumulative amount you will receive in interim payments over the term of the securities. The payout on the securities at maturity will depend on the performance of the BXM Index over time and the effect of the adjustment amount. In particular, because the adjustment amount reduces the exposure to the BXM Index by a fixed amount, the payout on the securities at maturity will depend on the direction, magnitude, timing and duration of the changes in the value of the BXM Index. The examples of the hypothetical payout calculations that follow assume that you hold the securities to maturity and that the securities are not redeemed by us prior to maturity.

        The examples are based on the following terms:
  Initial index value: 680
  Issue price: $10 per security

The trends and payouts described in the examples below are hypothetical and are provided only as an illustration. The actual trends of the BXM Index and the resulting payouts over the term of the securities will be different than the examples.

     In example 1, the BXM Index increases over the term of the securities by a sufficient amount such that the payout at maturity on the securities is equal to the issue price. In examples 2, 3 and 4, the value of the BXM Index fluctuates over the term of the securities but the final index value of 680 at maturity is equal to the initial index value, so that there is no net growth in the BXM Index at maturity. However, each of these three examples produces a different net entitlement value at maturity because of differences in the direction, magnitude, timing and duration of the changes in the value of the BXM Index over the term of the securities.

     In each example, in addition to the net entitlement value payable at maturity, you will receive $4.00 in the form of interim payments over the term of the securities.

     The BXM Index increases during the term of the securities and is 1,132 at maturity, approximately 66% higher than the initial index value. At maturity, the net entitlement value is $10.00, an amount equal to the issue price of the security. This example demonstrates that the value of the BXM Index must increase significantly in order for you to receive your $10.00 principal amount at maturity. In this example, the cumulative return of interim payments plus the payment of the net entitlement value at maturity equals $14.07.

     The BXM Index increases until month 30 of the term of the securities, when it reaches 987. It then decreases until it returns to 680 at maturity. At maturity, the net entitlement value is $5.64 and the cumulative return of interim payments plus the payment of the net entitlement value equals $9.71.

     The BXM Index decreases until month 30 of the term of the securities, when it reaches 466. It then increases until it returns to 680 at maturity. At maturity, the net entitlement value is $3.70 and the cumulative return of interim payments plus the payment of the net entitlement value equals $7.77. Even though the value of the BXM Index is the same at maturity as in example 2, the net entitlement value at maturity is lower than in example 2. The reason for the difference is that, in example 3, the adjustment amount produces a greater percentage reduction in exposure to the BXM Index as the BXM Index declines. Thus, even as the BXM Index recovers from its lowest level in example 3, the net entitlement value continues to decline because the increase in the BXM Index is less than the reduction produced by application of the adjustment amount.

     The BXM Index increases during the first 15 months of the term of the securities to 920. It decreases over the next three years to 476 and then increases until it returns to 680 at maturity. At maturity, the net entitlement value is $4.62 and the cumulative return of interim payments plus the payment of the net entitlement value equals $8.69. The net entitlement value in example 4 is lower than in example 1, but higher than in example 2. The reason for this difference is that, as discussed above, the adjustment amount is a fixed amount and, as the BXM Index increases over the first 18 months, the net entitlement value increases because the growth in the BXM Index is greater than the reduction produced by application of the adjustment amount. However, as the BXM Index declines over the next 30 months, the net entitlement value is adversely affected. This example demonstrates the effect of the direction and magnitude of changes in the value of the BXM Index on the net entitlement value. The trend in example 4 (an increase followed by a decrease to a level below the initial BXM Index value and a subsequent return to the initial level) will result in a lower net entitlement value at maturity than the trend in example 2 (an increase followed by a decrease to a level that nonetheless remains above the initial BXM Index value). Conversely, because the increase in the BXM Index above its initial level in example 4 increased the net entitlement value, the net entitlement value at maturity in example 4 is greater than in example 3.

RISK FACTORS

     The securities are not secured debt and are riskier than ordinary debt securities that repay a fixed principal amount. Because the securities will be repaid by payment of an amount of cash based on the performance of the BXM Index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee	The terms of the securities differ from ordinary debt securities in that you are
return of principal	not guaranteed the return of your principal at maturity. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you upon exchange or redemption or at maturity of the securities will be a cash amount that may be worth less, and potentially significantly less, than the $10 principal amount of each security.

The initial net entitlement value	The initial net entitlement value is 1.20% less than the issue price of the
and the adjustment amount will	securities. In addition, the adjustment amount, which takes into account the
have the effect of reducing your	ongoing commissions we will pay in connection with the securities, the cost
participation in the BXM Index	of hedging our obligations under the securities and the interim payments on the securities, will reduce the net entitlement value by $0.00274 each day, or approximately $1.00 (10% of the issue price per security) each year.

Because the initial net entitlement value is 1.20% less than the issue price of the securities and because the adjustment amount exceeds the annual interim payments by approximately 2% of the issue price each year, the BXM Index must increase significantly in order for you to receive an amount upon sale, exchange, redemption or at maturity equal to the issue price for each security. As a result, by investing in the securities, you will receive current income in the form of the interim payments on the securities in exchange for a reduction of the net entitlement value of the securities.

The ultimate effect that the adjustment amount will have on your payout on the securities will depend on the performance of the BXM Index and, in particular, on the direction, magnitude, timing and duration of the changes in the value of the BXM Index. If the value of the BXM Index decreases significantly, and particularly if that decrease occurs early in the term of the securities, as a result of the adjustment amount, your payout on the securities will be adversely affected. Significant decreases in the value of the S&P 500
Index, particularly decreases that occur early in the term of the securities and decreases of significant duration will, as a result of the adjustment amount, reduce your payout on the securities by a greater amount than would smaller decreases or decreases that occur later in the term of the securities.

The appreciation of the BXM	Because a buy-write strategy limits participation in the appreciation of the
Index may be less than that of the	underlying asset, in this case, the S&P 500 Index, an investment in the
S&P 500 Index due to the effect of	securities is not the same as an investment linked to the performance of the
the BXM Index’s buy-write	S&P 500 Index or the stocks underlying the S&P 500 Index. The call option
strategy	included in the BXM Index limits the BXM Index’s participation in the appreciation of the S&P 500 Index above the strike price of that call option.
Consequently, the BXM Index will not participate as fully in the appreciation of the S&P 500 Index as would an investment linked directly to the S&P 500 Index or a direct investment in the stocks underlying the S&P
500 Index. In general, if the value of the S&P 500 Index increases above the strike price of the call option by an amount that exceeds the premium received from the sale of the call option, the value of the buy-write strategy

PS-14

will be less than the value of an investment directly linked to the S&P 500
Index.

While the strike price of the call option included in the BXM Index will operate to limit the BXM Index’s participation in any increase in the value of the S&P 500 Index, the BXM Index’s exposure to any decline in the value of the S&P 500 Index will not be limited.

Investment in the securities is not	The BXM Index reflects reinvestment of dividends paid on the stocks
the same as investing directly in	underlying the S&P 500 Index and premium in respect of options written on
the BXM Index or pursuing a	the S&P 500 Index. Dividends paid on the stocks underlying the S&P 500
buy-write strategy directly	Index and option premium are incorporated into the BXM Index and are thereafter subject to fluctuations in the price of both the S&P 500 Index and the call option included in the BXM Index. Consequently, due to the effect of the adjustment amount on the payout to you on the securities, the return on the securities will not be the same as the return on either (i) an unadjusted investment intended to replicate, or directly linked to, the BXM Index or (ii)
a buy-write strategy implemented by holding the stocks in the S&P 500
Index and writing call options on the index.

Furthermore, you will not have the right to receive the stocks underlying the
S&P 500 Index. As an owner of the securities, you will not have any shareholder rights in the underlying stocks or any ownership interest in any option on the S&P 500 Index, and you should expect that the tax treatment of your investment in the securities will differ from a direct investment in the underlying stocks and options on the S&P 500 Index. In addition, investing in the securities is not equivalent to investing in a mutual fund or other pooled investment that invests in the underlying stocks or that is benchmarked to the BXM Index. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

The securities may trade at prices	The securities may trade at prices that do not reflect the value of the BXM
that do not reflect the value of the	Index. In addition, the securities may trade differently from other
BXM Index	instruments or investments that are benchmarked to the BXM Index.

The securities may not be actively	There may be little or no secondary market for the securities. Although the
traded	securities have been approved for listing on the AMEX, subject to official notice of issuance, it is not possible to predict whether the securities will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS&Co. currently intends to act as a market maker for the securities but is not required to do so.

The market price of the securities	Several factors, many of which are beyond our control, will influence the
will be influenced by many	value of the securities in the secondary market and the price at which MS &
unpredictable factors	Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value of the BXM Index, which is based on the value of the S&P
500 Index and the call option included in the BXM Index;

• interest and yield rates in the market;

• the volatility (frequency and magnitude of changes in value) of the S&P
500 Index;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component securities or stock markets generally and which may affect any index value;

• the liquidity of the call option on the S&P 500 Index included in the
BXM Index each month;

• the dividend rate on the stocks underlying the S&P 500 Index; and

• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the BXM Index is at, below or not sufficiently above the level of the BXM Index on the day the securities were initially priced for sale to the public. This could happen, for example, if the value of the BXM Index declines, if the reduction of the net entitlement value of the securities as a result of the adjustment amount is not offset by a corresponding increase in the value of the BXM Index, or due to a discount reflected in the trading prices of the securities. See “—The initial net entitlement value and the adjustment amount will have the effect of reducing your participation in the BXM Index” and “—The securities may not be actively traded,” and “—Hedging activities of our affiliates could potentially affect the value of the S&P 500 Index call options included in the BXM
Index” and “—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

You cannot predict the future performance of the BXM Index or the stocks underlying the S&P 500 Index based on their historical performance. In addition, there can be no assurance that the BXM Index will increase or that the final BXM Index value will exceed the initial BXM Index value by a sufficient amount to compensate for the effect of the adjustment amount such that you will receive at maturity, or upon exchange or redemption, a payment in excess of the issue price of the securities.

Hedging activities of our affiliates	The value of the BXM Index is based in part on successive short, or “sold,”
could potentially affect the value	one-month, at-the-money call options on the S&P 500 Index. As described in
of the S&P 500 Index call options	“Description of Securities—The BXM Index—Call Options,” on each date on
included in the BXM Index	which one call option expires and another call option is sold for the one-month call options included in the BXM Index, each call option is deemed sold at a price equal to the volume-weighted average price of the new call option
(excluding transactions in that call option that are part of a “spread”
transaction) during the half hour between 11:30 a.m. (New York City time)
and 12:00 p.m. (New York City time) on that date. If no transactions occur during that period, the new call option is deemed sold at the last bid price reported before 12:00 p.m.

It is not possible to predict the liquidity of each of the S&P 500 Index call options included in the BXM Index during the half hour in which the value of each of those options is determined. The liquidity of a security generally refers to the presence of sufficient supply and demand for that security, as determined by the number of buyers and sellers and the amount of that security such buyers and sellers are willing to purchase, to allow transactions to be effected in that security without a substantial increase or decrease in its price.
We expect our affiliates to carry out hedging activities by, among other things, selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM Index. These hedging activities could affect the value of these call options. In particular, the hedging activity of our affiliates may constitute a significant portion of the volume of the transactions in these call options during the half hour period in which their value is determined for purposes of inclusion in the BXM Index. If there is not sufficient demand for these call options, the hedging activity of our affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM Index. In addition, we may issue additional securities linked to the BXM Index during the term of the
Securities, in which case our combined hedging activity in connection with the
Securities as well as with existing and any additional securities linked to the
BXM Index may represent a larger percentage of the overall volume of the transactions in the relevant call option included in the BXM Index each month.
This increased hedging activity may have an adverse affect on the value of the
BXM Index and, consequently, the Securities. See “—The market price of the securities will be influenced by many unpredictable factors” and “—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

The inclusion of commissions and	Assuming no change in market conditions or any other relevant factors, the
projected profit of hedging in the	price, if any, at which MS & Co. is willing to purchase the securities in
issue price is likely to adversely	secondary market transactions at any time will likely be lower than the issue
affect secondary market prices	price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in our obligations under the securities.

In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

There are restrictions on the	Except for exchanges during the continuance of a credit exchange event, you
minimum number of securities	must exchange at least 10,000 securities at any one time in order to exercise
you may exchange and on the	your exchange right.
dates on which you may exchange
them	Prior to maturity, you may exchange your securities only during the first ten calendar days of March, June, September and December in each year, beginning in June 2005. You will have no right to exchange securities in
March 2010, the month the securities mature.

Adjustments to the BXM Index	The CBOE is solely responsible for calculating and maintaining the BXM
could adversely affect the value of	Index and Standard & Poor’s is solely responsible for calculating the S&P 500
the securities	Index. You should not conclude that the inclusion of a stock in the S&P 500
Index is an investment recommendation by us of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the
S&P 500 Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the S&P 500 Index and the BXM Index. Any of these actions could adversely affect the value of the securities.

The CBOE may discontinue or suspend calculation or publication of the BXM
Index at any time. In these circumstances and upon receipt of notice from the
CBOE, MS & Co., as the calculation agent, will have discretion to substitute a successor index that is substantially identical to the BXM Index. Although MS
& Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS &
Co. or one of its affiliates. If there is no appropriate successor index, the maturity of the securities will be accelerated. See “Description of Securities—
Discontinuance of the BXM Index; Successor Index; Alteration of Method of
Calculation.”

The brokerage firm at which you	In addition to the commission paid at the time of the initial offering of the
hold your securities and the	securities, commissions will be paid on a monthly basis to brokerage firms,
broker through whom you hold	including MS & Co. and its affiliates, whose clients purchased securities in the
your securities may have	initial offering and who continue to hold their securities. These additional
economic interests that are	commissions will equal 0.06% multiplied by the average net entitlement value
different from yours	per security in each calendar month. In no event, however, will these monthly commissions exceed $0.006 in any month. We expect that the brokerage firm at which you hold your securities will pay a portion of these additional commissions to your broker.

As a result of these arrangements, the brokerage firm at which you hold your securities and the broker through whom you hold your securities may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the securities because they will no longer receive these monthly commissions if you sell your securities. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the securities. For more information about the payment of these additional commissions, see “Description of Securities—
Supplemental Information Concerning Plan of Distribution.”

The economic interests of the	The economic interests of the calculation agent and other affiliates of ours are
calculation agent and other	potentially adverse to your interests as an investor in the securities.
affiliates of ours are potentially
adverse to your interests	Because the calculation agent, MS & Co., is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index value, any other index value or whether a market disruption event has occurred. See “Description of Securities—
Discontinuance of the BXM Index; Successor Index; Alteration of Method of
Calculation” and “—Market Disruption Event.”

MS & Co. and other affiliates of ours will carry out hedging activities related to the securities, including taking positions in the stocks underlying the S&P
500 Index (and possibly to other instruments linked to the stocks underlying the S&P 500 Index) and selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM
Index. MS & Co. and other affiliates of ours also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500
Index and the stocks underlying the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the BXM Index must close before you receive a payment upon exchange or redemption or at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, and in particular on each roll date, could potentially affect the value of the BXM Index or the S&P 500 Index on any exchange valuation date or the maturity valuation date and, accordingly, the payment you will receive upon exchange or redemption or at maturity. See “—Hedging activities of our affiliates could potentially affect the value of the S&P 500 Index call options included in the BXM Index.”

The issue price of the securities includes the agent’s commissions. In addition, the adjustment amount takes into account the interim payments, the ongoing commissions and the costs of hedging our obligations under the securities.
The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Because the characterization of	You also should consider the U.S. federal income tax consequences of
the securities for U.S. federal	investing in the securities. An investment in the securities should be
income tax purposes is uncertain,	characterized as an investment in prepaid cash settlement forward contracts
the material U.S. federal income	under which we deliver at maturity, or upon exchange or redemption, a cash
tax consequences of an investment	amount determined by reference to the BXM Index in exchange for a prepaid
in the securities are uncertain	purchase price, as described in the section of this pricing supplement called
“Description of Securities—United States Federal Income Taxation.” In
addition, although there is no direct legal authority as to the proper tax treatment of the interim payments on the securities, we intend to report those payments as ordinary income. Under this treatment, if you are a U.S. taxable investor, you should expect that the interim payments on the securities will be taxable to you as ordinary income at the time such amounts are accrued or received in accordance with your method of accounting. You also should recognize capital gain or loss at maturity or upon a sale, exchange, redemption or other taxable disposition of the securities in an amount equal to the difference, if any, between the amount realized and your tax basis in the securities. However, due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the U.S.
Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, this characterization and treatment. We are not requesting a ruling from the
IRS with respect to the securities, and our characterization of the securities as prepaid cash settlement forward contracts in respect of the BXM Index is not binding on the IRS or any court. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income on the securities could be significantly affected. For a discussion of some potential alternative characterizations and their consequences, see “Description of Securities—United States Federal Income Taxation.”

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of Securities—United States Federal
Income Taxation” for a discussion of the withholding tax consequences of an investment in the securities.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

     Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term “Securities” refers to each $10 principal amount of any of our 8% Targeted Income Strategic Total Return Securities due March 30, 2010 exchangeable for a cash amount based on the CBOE S&P 500 BuyWrite Index. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$325,000,000

Maturity Date	March 30, 2010

Issue Price	$10 per Security

Denominations	$10 and multiples thereof

Original Issue Date (Settlement Date)	March 29, 2005

CUSIP Number	61746Y734

Interim Payment Rate	8% per annum (equivalent to $0.80 per annum per Security).

As described under “—Use of Proceeds and Hedging,” the Adjustment
Amount (as defined below) takes into account the interim payments on the Securities. As a result, by investing in the Securities you will receive income in the form of the interim payments on the Securities in exchange for a reduction of the Net Entitlement Value.

Interim Payment Dates	The 30th day of each month, beginning April 30, 2005 to and including the Maturity Date.

Interim Payment Calculation	The interim payments will be computed on a basis of a 360-day year of twelve 30-day months and will be made on the Interim Payment Dates specified above.

The interim payments will accrue from and including the most recent
Interim Payment Date to which interim payments have been made or duly provided for, or, for the interim payment payable on the first
Interim Payment Date, from and including the Original Issue Date.
The interim payments will accrue to but excluding the next Interim
Payment Date, or, in the case of the interim payment payable upon any
Exchange Date or on the Maturity Date, to but including the Exchange
Valuation Date or Maturity Valuation Date, as applicable.

If any scheduled Interim Payment Date is not a business day, we will make the interim payment on the next business day, but the interim payment will not accrue during the period from and after the scheduled
Interim Payment Date.

If the scheduled Maturity Date is postponed due to a Market Disruption
Event or otherwise, we will pay an interim payment on the Maturity
Date as postponed rather than on March 30, 2010, but no interim payment will accrue on the Securities or on such payment during the period from or after the scheduled Maturity Date.

Record Date	The Record Date for each Interim Payment Date, including the Interim
Payment Date scheduled to occur on the Maturity Date, will be the date which is five calendar days prior to such scheduled Interim Payment
Date, whether or not that date is a Trading Day (as defined below);
provided, however, that accrued but unpaid interim payments payable on the Exchange Date (as defined below), if any (including upon our exercise of the Issuer Redemption Right (as defined below)), will be payable to the person to whom the Net Entitlement Value (as defined below) is payable.

Net Entitlement Value Payable at
Maturity, upon Redemption or upon
Exchange	Each Security is exchangeable on the Maturity Date or any Exchange
Date, as applicable, or redeemable on certain Exchange Dates, for the
Net Entitlement Value determined on the Maturity Valuation Date (as defined below) or any Exchange Valuation Date (as defined below), as applicable.

The Net Entitlement Value on any Trading Day (as defined below)
other than the day we price the Securities for initial sale to the public equals (i) the product of (x) the Net Entitlement Value on the previous
Trading Day times (y) the BXM Index Performance (as defined below)
as of that Trading Day (ii) minus the Adjustment Amount (as defined below) determined as of such Trading Day. The Net Entitlement Value will be calculated by the Calculation Agent. In addition, an indicative
Net Entitlement Value will be published daily by the AMEX under the symbol “ETZ.”

Initial Net Entitlement Value	The Net Entitlement Value on the day we price the Securities for initial sale to the public, which equals $9.88.

BXM Index Performance	On any Trading Day, the Index Value (as defined below) on that
Trading Day divided by the Index Value (as defined below) on the previous Trading Day.

Index Value	On any Trading Day, the closing value of the BXM Index or any
Successor Index (as defined under “—Discontinuance of the BXM
Index; Successor Index; Alteration of Method of Calculation”) on the
Trading Day. Under certain circumstances, the Index Value will be based on the alternate calculation of the BXM Index described under
“—Discontinuance of the BXM Index; Successor Index; Alteration of
Method of Calculation.”

Initial Index Value	675.67, the Index Value on the day we price the Securities for initial sale to the public.

Adjustment Amount	On any Trading Day, $0.00274 multiplied by the number of calendar days since the immediately preceding Trading Day.

Maturity Valuation Date and Exchange
Valuation Date	For purposes of calculating the Net Entitlement Value payable on the
Maturity Date, the Maturity Valuation Date will be the third scheduled
Trading Day immediately prior to the Maturity Date, unless there is a
Market Disruption Event on that date.

For purposes of calculating the Net Entitlement Value payable on any
Exchange Date, the Exchange Valuation Date will be the last day of the relevant Exchange Period, unless there is a Market Disruption
Event on that date.

If a Market Disruption Event occurs on the scheduled Maturity
Valuation Date or the Exchange Valuation Date, then the Maturity
Valuation Date or the Exchange Valuation Date, as the case may be, will be the immediately succeeding Trading Day on which no Market
Disruption Event has occurred. Notwithstanding the foregoing, the
Maturity Valuation Date will be no later than the second scheduled
Trading Day preceding the Maturity Date and the Exchange Valuation
Date will be no later than the third Trading Day following the last day of the relevant Exchange Period, as the case may be. If a Market
Disruption Event occurs on the date specified in the preceding sentence, then the Index Value for that date will be calculated on that date by the Calculation Agent in accordance with the formula for calculating the value of the BXM Index last in effect prior to the commencement of the Market Disruption Event, using (x) in respect of the S&P 500 Index, the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each stock most recently comprising the S&P 500 Index; and (y) in respect of the call option included in the BXM Index, the arithmetic average of the last bid and ask prices (or, if trading in call options has been materially suspended or materially limited, its good faith estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the call option reported before 4:00 p.m. (New York City time) on that date.

Relevant Exchange	The primary U.S. organized exchange or market of trading for any security then included in the BXM Index, the S&P 500 Index or any
Successor Index.

Exchange Right	You may, subject to the Minimum Exchange Amount (as defined
below), exchange your Securities on any Trading Day during any
Exchange Period for the Net Entitlement Value, plus accrued but unpaid interim payments to, and including, the related Exchange
Valuation Date, by instructing your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

• fill out an Official Notice of Exchange, which is attached as Annex
A to this pricing supplement;

• deliver your Official Notice of Exchange to us (which must be acknowledged by us) on any Trading Day falling in an Exchange
Period but prior to 12:00 p.m. (New York City time) on the last
Trading Day in that Exchange Period; and

• transfer your book-entry interest in the Securities to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the
Exchange Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your
Official Notice of Exchange after 12:00 p.m. (New York City time) on the last Trading Day in that Exchange Period, your notice will not be effective, you will not be able to exchange your Securities until the following Exchange Period and you will need to complete all the required steps if you should wish to exchange your Securities during any subsequent Exchange Period.

Since the Securities will be held only in book-entry form, only DTC may exercise the Exchange Right with respect to the Securities.
Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the participant through which they own their interest to direct DTC to exercise the
Exchange Right on their behalf by forwarding the Official Notice of
Exchange to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC’s records, to the Trustee on our behalf.

We may request that MS & Co. purchase the Securities you exchange for the Net Entitlement Value that would otherwise have been payable by us. MS & Co.’s agreement to purchase the exchanged Securities will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any Securities purchased by MS & Co. will remain outstanding.

Minimum Exchange Amount	In order to exercise your Exchange Right, you must exchange at least
10,000 Securities, or multiples of 100 in excess of 10,000. The
Minimum Exchange Amount will not apply so long as a Credit
Exchange Event (as defined under “—Credit Exchange Event”) has occurred and is continuing.

Exchange Period	The first ten calendar days of March, June, September and December in each year, beginning in June 2005.

Exchange Date	The fifth Trading Day following the Exchange Valuation Date.

Issuer Redemption Right	Beginning in September 2007, we may redeem the Securities for mandatory exchange in whole, but not in part, on any Exchange Date upon at least 10 but not more than 30 calendar days’ notice prior to that
Exchange Date to holders of the Securities. Prior to September 2007, we will also have the right to redeem the Securities for mandatory exchange in whole, but not in part, on any Exchange Date if, prior to any such Exchange Date, the Net Entitlement Value on any Trading
Day is less than $2.00. If we redeem the Securities, we will pay to the
Trustee for delivery to you on the Exchange Date, the Net Entitlement
Value determined on the related Exchange Valuation Date, plus accrued but unpaid interim payments to, and including, the related
Exchange Valuation Date.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, which we refer to as the NYSE, the American Stock Exchange, the Nasdaq National
Market, the Chicago Mercantile Exchange and the CBOE and in the
over-the-counter market for equity securities in the United States.

Senior or Subordinated Security	Senior

The BXM Index	We have derived all information regarding the BXM Index contained in this pricing supplement, including its method of calculation, from publicly available sources and other sources we believe to be reliable.
We make no representation or warranty as to the accuracy or
completeness of such information.

The BXM Index is calculated, published and disseminated daily at the close of trading by the CBOE. Such information reflects the policies of, and is subject to change by, the CBOE. The CBOE has no
obligation to continue to publish, and may discontinue or suspend publication of, the BXM Index at any time. Data on daily BXM Index closing prices are calculated and disseminated by the CBOE on its website and are also available from options quote vendors.

Description of the BXM Index

The BXM Index measures the total rate of return of a hypothetical
“covered call” strategy on the S&P 500 Index. This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500 Index (i.e., a position in which the stocks underlying the
S&P 500 Index are held) and the sale of a succession of one-month, at-
the-money S&P 500 Index call options that are listed on the CBOE.
We refer to this hypothetical portfolio as the “covered S&P 500 Index portfolio.”

The long position in the S&P 500 Index and the sold, or written, call option are held in equal notional amounts (i.e., the short position in the call option is “covered” by the long position in the S&P 500 Index).

The BXM Index measures the total return performance of the covered
S&P 500 Index portfolio by incorporating the value of the ordinary cash dividends paid on the stocks underlying the S&P 500 Index and the option premium received from writing call options on the S&P 500
Index. Because the method of calculating the BXM Index effectively reinvests the dividends and option premium into the S&P 500 Index on the day they are paid (in the case of dividends) or received (in the case of option premium), they are subject to fluctuations in the value of both the S&P 500 Index and the call option on the S&P 500 Index. For more information about this issue, see “Risk Factors—Investment in the Securities is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly.”

Because a covered call strategy limits participation in the appreciation of the S&P 500 Index, an investment in the securities is not the same as an investment linked to the performance of the S&P 500 Index or the stocks underlying the S&P 500 Index. See “Risk Factors—The appreciation of the BXM Index may be less than that of the S&P 500 Index due to the effect of the BXM Index’s buy-write strategy.”

Call Options

The call options included in the value of the BXM Index have successive terms of approximately one month. Each day that an option expires, an additional at-the-money S&P 500 Index call option is sold, or written. At expiration, the call option is settled against the “Special Opening Quotation,” a special calculation of the S&P 500 Index. The Special Opening Quotation is compiled from the opening prices of the stocks underlying the S&P 500 Index and is generally determined before 11:00 a.m. (New York City time). The final settlement price of the call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the BXM Index at that time. In other words, if the Special Opening Quotation is greater than the call option’s strike price, the final settlement price is greater than zero and the value of the BXM Index is effectively decreased upon settlement of the call option. If the Special Opening Quotation is less than the call option’s strike price, the call option is worthless and the value of the BXM Index remains unchanged upon settlement of the call option.

Subsequent to the settlement of the expired call option, a new at-the-money call option is deemed written and included in the value of the BXM Index. Like the expired call option, the new call option will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the “roll date” and the process of replacing the expired option with the new option is referred to as the “roll.” The strike price of the new call option is equal to the strike price of the listed call option on the S&P 500 Index that is closest to and greater than the last value of the S&P 500 Index reported before 11:00 a.m. (New York City time). For example, if the last value of the S&P 500 Index reported before 11:00 a.m. (New York City time) is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new S&P 500 Index call option strike price.

Once the strike price for the new call option has been determined, the new call option is deemed sold at a price equal to the volume-weighted average price (the “VWAP”) of the new call option during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the day the strike price is determined. The CBOE calculates the VWAP by (i) excluding trades in the new option identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options); and (ii) calculating the volume-weighted average of all remaining transaction prices of the new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE’s Market Data Retrieval System. If no transactions occur between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time), the new call option is deemed sold at the last bid price reported before 12:00 p.m.

Calculation of the BXM Index

The BXM Index is a “chained index,” meaning its value depends on the cumulative product of the gross daily rates of return on the covered S&P 500 Index portfolio since June 1, 1988, when the initial value of the BXM Index was first calculated and set at 100.00.

The value of the BXM Index on any given date is calculated according to the following formula:

BXM t= BXM t-1 (1 + R t)

 where:

               BXM t-1  is the value of the BXM Index on the previous  day; and

               R t         is the daily rate of return of the covered S&P 500 Index                                portfolio on that day.

Calculation of Daily Rates of Return on the BXM Index

On each day that is not a roll date, the gross daily rate of return of the BXM Index is based on the change in the closing value of the components of the covered S&P 500 Index portfolio, including the value of ordinary cash dividends distributed on the stocks underlying the S&P 500 Index that are trading “ex-dividend” on that date (that is, when transactions in the stock on an organized securities exchange or trading system no longer carry the right to receive that dividend or distribution), as measured from the close in trading on the previous day. The gross daily rate of return on these days is calculated according to the following formula:

1 + R t =
where:
S t is the closing value of the S&P 500 Index on that day;
Div t is the ordinary cash dividends, expressed in S&P 500 Index points, distributed by the stocks underlying the S&P 500 Index trading “ex-dividend” on that day;
C t is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m. (New York City time) on the CBOE on that day;
S t-1 is the closing value of the S&P 500 Index on the previous day; and
C t-1 is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m. (New York City time) on the CBOE on the previous Trading Day.

On each roll date, the gross daily rate of return is based on three rates of return: (i) the gross rate of return from the close of trading on the previous day to the time of settlement of the expiring call option; (ii) the gross rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold; and (iii) the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date. The gross daily rate of return on these days is calculated according to the following formula:

1 + R t = (1 + R a) x (1 + R b) x (1 + R c)
where:
R a is the rate of return from the close of trading on the previous day to the time of settlement of the expiring call option;
R b is the rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold; and
R c is the rate of return from the time the new call option is deemed sold (New York City time) to the close of trading on the roll date.
The rate of return from the close of trading on the previous day to the time of settlement of the expiring call option is calculated according to the following formula:
1 + R a =
where:
SSOQ is the Special Opening Quotation used in determining the settlement price of the expiring call option;
Divt is the total cash dividends, expressed in S&P 500 Index points, distributed by the stocks underlying the S&P 500 Index trading “ex-dividend” on that day;
CSettle is the settlement price of the expiring call option;
St-1 is the closing value of the S&P 500 Index on the previous day; and
Ct-1 is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m. (New York City time) on the previous day.

The rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold is calculated according to the following formula:
1 + R b =
where:
SVWAP is the volume-weighted average of the S&P 500 Index calculated by the same method used to calculate the volume-weighted average price for the new call option.
The rate of return from the time the new call option is deemed sold to the close of trading on the roll date is calculated according to the following formula:
1 + R c =
where:
CVWAP is the volume-weighted average price of the new call option (calculated as described above) between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the roll date; and
Ct is the average of the last bid and ask prices of the new call option reported before 4:00 p.m. (New York City time) on the roll date.
The S&P 500 Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its underlying stocks, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Underlying Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Underlying Stock is the product of the market price per share and the number of the then outstanding shares of such Underlying Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Underlying Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Underlying Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Underlying Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments. The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	S&P Index Adjustment Amount	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares outstanding multiplied by 2; stock price divided by 2	No
Share issuance (i.e., change >= 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change >= 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company Market Value minus old company Market Value	Yes
Rights offering	Price of parent company minus Price of rights Right ratio	Yes
Spin-off	Price of parent company minus Price of spin-off company Share exchange ratio	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Underlying Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Underlying Stock and consequently of altering the aggregate Market Value of the Underlying Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Underlying Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value = Pre-Event Index Value New Divisor
New Divisor = Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

The S&P 500 Index and S&P’s other U.S. indices will move to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices will move half way to float adjustment, and then in September 2005 the indices will move to full float adjustment.

Indicative and Historical Information

The following table sets forth the published Index Values of the BXM Index for each quarter in the period from April 2002 through March 23, 2005, as calculated by the CBOE. The closing value of the BXM Index on March 23, 2005 was 675.67. Also set forth below are indicative Index Values for the BXM Index for each quarter in the period from January 1, 1999 through March 31, 2002. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the Index Values set forth below prior to April 11, 2002 are based on historical trading data for the S&P 500 Index and the applicable one-month, at-the-money S&P 500 Index call options listed on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification. The historical or indicative performance of the BXM Index should not be taken as an indication of future performance, and no assurance can be given as to the level of BXM Index on any Exchange Valuation Date or the Maturity Valuation Date.

	BXM Index
	High	Low	Closing
2000
First Quarter	612.22	570.78	610.47
Second Quarter	627.87	571.65	627.23
Third Quarter	661.73	622.31	649.80
Fourth Quarter	651.66	606.12	636.82

2001
First Quarter	661.71	570.25	586.98
Second Quarter	623.80	568.72	603.30
Third Quarter	616.79	508.46	527.63
Fourth Quarter	570.00	528.46	567.25

2002
First Quarter	589.31	553.42	585.55
Second Quarter	585.14	528.52	535.60
Third Quarter	537.58	447.95	461.67
Fourth Quarter	527.69	446.88	526.02

2003
First Quarter	541.73	500.86	517.20
Second Quarter	570.51	522.64	561.31
Third Quarter	598.25	565.23	580.58
Fourth Quarter	625.38	591.22	625.38

2004
First Quarter	640.31	620.40	635.58
Second Quarter	651.89	623.44	651.89
Third Quarter	655.64	623.74	652.58
Fourth Quarter	677.66	647.99	677.26

2005
First Quarter (through March 23, 2005)	687.36	665.45	675.67
Source: Bloomberg Financial Markets

The following graph illustrates the trends of the closing values of the BXM Index, calculated on a monthly basis, from January 1, 2000 to March 23, 2005. The graph does not show every situation that may occur.

BXM Index Monthly Closing Values as of January 2000 – March 23, 2005

Discontinuance of the BXM Index; Successor Index; Alteration of Method of Calculation

If the CBOE announces the discontinuance or suspension of publication of the BXM Index and, prior to the roll date preceding such discontinuance or suspension (the “Discontinuance Roll Date”), the CBOE or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be substantially identical to the discontinued or suspended BXM Index (such index being referred to in this pricing supplement as a “Successor Index”), then any Index Value beginning on and subsequent to the Discontinuance Roll Date will be determined by reference to the value of such Successor Index.

If the Calculation Agent is unable to identify a Successor Index prior to the Discontinuance Roll Date, then beginning on the Discontinuance Roll Date, the Calculation Agent or one of its affiliates (as selected by the Calculation Agent) will determine the Index Value on a daily basis and the Calculation Agent will undertake to identify and designate, in its sole discretion, a Successor Index prior to the roll date immediately following the Discontinuance Roll Date (the “Subsequent Roll Date”). Upon the designation of such Successor Index by the Calculation Agent, any Index Value will be determined by reference to the value of such Successor Index upon such designation. If, however, the Calculation Agent is unable to identify a Successor Index prior to the fifth scheduled Trading Day preceding the Subsequent Roll Date, then the Maturity Valuation Date will be deemed accelerated to the Trading Day immediately prior to the Subsequent Roll Date, and the Calculation Agent will determine the Net Entitlement Value on that date.

If the CBOE discontinues or suspends publication of the BXM Index without prior notice, then upon such discontinuance or suspension the Calculation Agent or one of its affiliates will determine the Index Value on a daily basis and the Calculation Agent will undertake to identify and designate, in its sole discretion, a Successor Index prior to the roll date following such discontinuance or suspension. Upon the designation of such Successor Index by the Calculation Agent, any Index Value will be determined by reference to the value of such Successor Index upon such designation. If the Calculation Agent is unable to identify a Successor Index prior to the fifth Trading Day preceding the roll date following such discontinuance or suspension, then the Maturity Valuation Date will be deemed accelerated to the Trading Day immediately prior to the roll date following such discontinuance or suspension, and the Calculation Agent will determine the Net Entitlement Value on that date.

In the event that the Calculation Agent or one of its affiliates is required to determine the Index Value pursuant to the preceding two paragraphs, the Index Value will be computed by the Calculation Agent or one of its affiliates in accordance with the formula for and method of calculating the BXM Index last in effect prior to the discontinuance or suspension, using the closing level (in the case of the S&P 500 Index) and closing price (in the case of the S&P 500 Index call option) (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the Relevant Exchange on that date of the securities most recently comprising the BXM Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the BXM Index may adversely affect the value of the Securities.

If at any time the method of calculating the BXM Index or a Successor Index, or the value thereof, is changed in a material respect, or if the BXM Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the BXM Index or that Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the BXM Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value with reference to the BXM Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the BXM Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the BXM Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Credit Exchange Event

If our senior debt rating is downgraded below A- by Standard & Poor’s or below A3 by Moody’s (or below the equivalent ratings of any successor to Standard & Poor’s or Moody’s), a Credit Exchange Event will occur. So long as a Credit Exchange Event has occurred and is continuing, the Minimum Exchange Amount will not apply. We will instruct the Trustee to notify you upon the occurrence of a Credit Exchange Event.

Events of Default

Events of default under the Securities will include, among other things, default in payment of any principal (i.e., payment of the Net Entitlement Value at maturity or upon exchange or redemption) and events of bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the Securities following the occurrence of an event of default, holders will be entitled to receive their Net Entitlement Value calculated by the Calculation Agent as of the date of the acceleration, provided that if prior to the date of acceleration you have submitted an Official Notice of Exchange in accordance with your Exchange Right, the amount you will be entitled to receive will equal the Net Entitlement Value calculated as of the Exchange Valuation Date. For a description of all the events that constitute events of default under the Securities, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Trustee	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)
Agent	MS & Co.
Calculation Agent	MS & Co.

All calculations with respect to the Net Entitlement Value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

The Calculation Agent is solely responsible for determining the Net Entitlement Value. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the Securities.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, any Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the BXM Index; Successor Index; Alteration of Method of Calculation” and “—Market Disruption Event.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

Market Disruption Event

“Market Disruption Event” means (i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the value of the S&P 500 Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; (ii) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the value of the S&P 500 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or (iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the BXM Index or the S&P 500 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market. If trading in a security included in the S&P 500 Index or the BXM Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index or the BXM Index, as the case may be, shall be based on a comparison of (x) the portion of the value of that index attributable to that security relative to (y) the overall value of that index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market; (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event; (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in futures or options contracts on the BXM Index or the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the BXM Index or the S&P 500 Index; and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the BXM Index or the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities by one or more of our affiliates. The Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities. In addition, the Adjustment Amount takes into account the interim payments, ongoing commissions and the costs of hedging our obligations under the Securities. The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

As described above, the Adjustment Amount takes into account the interim payments on the Securities. As a result, by investing in the Securities you will receive income in the form of the interim payments on the Securities in exchange for a reduction of the Net Entitlement Value.

License Agreement between S&P and Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM Index, which is owned and published by the CBOE, in connection with securities, including the Securities.

The license agreement between the S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and the CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the BXM Index to measure the volatility of the S&P 500 Index. S&P’s and the CBOE’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of S&P, the CBOE and of the BXM Index which is determined, composed and calculated by the CBOE without regard to Morgan Stanley or the Securities. The CBOE has no obligation to take the needs of Morgan Stanley or the owners of Securities into consideration in determining, composing or calculating the BXM Index. S&P and the CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The CBOE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

The CBOE shall obtain information for inclusion in or for use in the calculation of the BXM Index from sources that CBOE considers reliable, but S&P and the CBOE accept no responsibility for, and shall have no liability for any errors, omissions or interruptions therein. S&P and the CBOE do not guarantee the accuracy and/or the completeness of the BXM Index or any data included therein.

S&P and the CBOE make no warranty, express or implied, as to the results to be obtained by any person or entity from the use of the BXM Index or any data included therein. S&P and the CBOE make no express or implied warranties and expressly disclaim all conditions and warranties implied by statute, general law or custom with respect to the BXM Index or any data included therein. In addition, (i) the CBOE has no relation to the BXM Index or the Securities other than authorizing S&P to grant a license to Morgan Stanley to use the BXM Index as the basis for the Securities; (ii) the CBOE has no obligation to take the needs of Morgan Stanley, purchasers or sellers of the Securities or any other person into consideration in maintaining the BXM Index or modifying the methodology underlying the BXM Index; and (iii) the CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM Index, the Securities or any other investment product of any kind or character that is based thereon.

“Standard and Poor’s®” and “S&P®” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “BXM” is a trademark of the CBOE. These marks have been licensed for use by Morgan Stanley & Co. Incorporated. The Securities are not sponsored, endorsed, sold or promoted by the CBOE or Standard & Poor’s, and the CBOE and Standard & Poor’s make no representation regarding the advisability of investing in the Securities.

ERISA Matters for Pension Plans and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Code with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding the Securities that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with “plan assets” of any Plan, or a governmental or church plan which is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code.

Supplemental Information Concerning Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the number of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer part of the Securities directly to the public at the public offering price set forth on the cover of this pricing supplement and part to certain dealers, at a price that represents a concession not in excess of $.06 per Security.

The Agent may allow, and those selected dealers may reallow, a concession not in excess of $.12 per Security to other dealers. We expect to deliver the Securities against payment therefor in New York, New York on March 29, 2005. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

In addition to the commission paid at the time of the initial offering of the Securities, commissions will be paid on a monthly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased Securities in the initial offering and who continue to hold their Securities on the last business day of each month, beginning in April 2005 and ending in March 2010. These additional commissions will equal 0.06% multiplied by the average Net Entitlement Value per Security in each calendar month. The average Net Entitlement Value for any calendar month will equal the sum of the Net Entitlement Values of the Securities on each Trading Day during that month divided by the number of Trading Days in that calendar month. For example, if the average Net Entitlement Value for a calendar month were equal to $9.88, the Initial Net Entitlement Value, an additional commission of $0.005928 per Security would be paid in respect of that calendar month.

These additional commissions, combined with the commission paid on the day the Securities were initially offered for sale to the public, will not in any event exceed 4.8% of the issue price per Security. You may find out the additional commissions paid per Security in any quarter by calling your broker or us at (212) 761-4000. See “Risk Factors—The brokerage firm at which you hold your securities and the broker through whom you hold your securities may have economic interests that are different from yours.”

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities or stocks underlying the S&P 500 Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering or may sell shares of the underlying stocks that it does not own, creating a naked short position in the Securities or the underlying stocks, respectively for its own account. The Agent must close out any naked short position by purchasing the Securities or underlying stocks in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities or the underlying stocks in the open market after pricing that could adversely affect investors who purchase in the offering.

As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or underlying stocks in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities and may end any of these activities at any time. See “—Use of Proceeds and Hedging.”

An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging.”

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the Securities has not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

The Securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Securities to the public in Singapore.

United States Federal Income Taxation.....	Tax Treatment of U.S. Holders
The following summary is a general discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of the Securities who is:
• an individual who is a citizen or resident of the United States, or
• a U.S. domestic corporation, or
• any other person that is subject to U.S. federal income tax on a net income basis in respect of your investment in the Securities (any of the foregoing, a “U.S. Holder”).

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to you if you are an initial holder of the Securities who will purchase the Securities at the applicable issue price in the original issuance and who will hold the Securities as capital assets. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Securities by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers. Thus, for example, this summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, certain financial institutions, insurance companies, tax exempt organizations, or persons who hold Securities as a part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or who acquire Securities within 30 days of selling shares of any of the companies included in the BXM Index. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. You should consult with your tax advisor in determining whether an investment in Securities is appropriate for you in light of your personal tax circumstances.

The following description of the treatment of Securities for U.S. federal income tax purposes is based on the advice of our special tax counsel, Cleary Gottlieb Steen & Hamilton LLP. The treatment of the Securities described above is not, however, binding on the Internal Revenue Service or the courts. Accordingly, you should consult your tax advisor in determining the tax consequences of an investment in the Securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Taxation of Securities. The Securities should be treated for U.S. federal income tax purposes as prepaid cash settlement forward contracts with respect to the BXM Index under which:

•      at the time of issuance of the Securities, you pay us a fixed amount of cash equal to the applicable issue price of the Securities in consideration for our obligation to deliver to you at maturity, or upon exchange or redemption, a cash amount equal to the Net Entitlement Value based on the performance of the BXM Index;

• beginning on April 30, 2005, until the maturity, exchange or redemption of the Securities, we will be obligated to make interim payments to you at the Interim Payment Rate on the Securities; and

•      at maturity, or upon exchange or redemption, we will deliver to you a cash amount equal to the Net Entitlement Value based on the performance of the BXM Index, plus any accrued and unpaid interim payments, in full satisfaction of our obligation under such forward contract.

Although there is no direct legal authority as to the proper tax treatment of the interim payments on the Securities, we intend to report those payments as ordinary income to you. Accordingly, under this treatment/characterization, you should expect that the interim payments on the Securities will be taxable to you as ordinary income at the time such amounts are accrued or received in accordance with your method of accounting. Upon the sale, exchange, maturity, redemption or other taxable disposition of the Securities, you generally should recognize capital gain or loss equal to the difference between the amount realized on disposition and your tax basis in the Securities. Your tax basis in the Securities generally should equal your cost for the Securities. Capital gain or loss generally should be long-term capital gain or loss if you held the Securities for more than one year at the time of disposition.

Constructive Ownership. Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Securities. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Securities. If Section 1260 were to apply to the Securities, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Securities as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the BXM Index during the period in which you hold the Securities. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the BXM Index between the Original Issue Date and the date of the disposition of the Securities.

Possible Alternative Tax Treatment. Due to the absence of authorities that directly address the proper characterization and tax treatment of the Securities or instruments similar to the Securities, it is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences to you different from those described under “Taxation of Securities.” Alternative tax characterizations could affect the timing and character of income or loss from the Securities.

Possible alternative treatments of the Securities could include: (i) recognition of income, gain or, possibly, loss when the components of the BXM Index change, for example when the call options in the BXM Index roll, when the BXM Index is rebalanced or when dividends on the shares underlying the BXM Index are paid; (ii) treatment of the Securities as contingent payment debt instruments subject to special Treasury regulations governing such instruments, in which case (x) current interim payment accruals in respect of the Securities would be determined by reference to the “comparable yield” for a Morgan Stanley debt instrument maturing on the Maturity Date, rather than by reference to the amount of current interim payments and (y) on the sale, exchange, maturity, or other taxable disposition of the Securities, you would recognize ordinary income, or ordinary loss, to the extent of your aggregate prior accruals of original issue discount, rather than capital gain or loss; and (iii) treatment of the Securities as consisting of a debt instrument and a forward contract or two or more options.

Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting. You may be subject to information reporting and to backup withholding on the amounts paid to you, unless you are a corporation or come within certain other exempt categories or you provide proof of a correct taxpayer identification number on IRS Form W-9, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Tax Treatment of Non-U.S. Holders

The following summary is a general discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of Securities who is a Non-U.S. Holder. A Non-U.S. Holder is a beneficial owner of a Security that for U.S. federal income tax purposes is:

• a nonresident alien individual;
• a foreign corporation; or
• a foreign trust or estate.

Taxation of Securities. Because the characterization of the interim payments for U.S. federal income tax purposes is uncertain, if you are a Non-U.S. Holder, Morgan Stanley will withhold 30% U.S. federal income tax on the interim payments made with respect to the Securities. It may be possible to reduce this rate of tax under the portfolio interest exemption (which, subject to certain exceptions, exempts nonresident alien individuals and foreign corporations from tax on interest payments on debt from U.S. sources) or a U.S. income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax pursuant to the portfolio interest exemption or a tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Any capital gain realized upon the sale, exchange, maturity, redemption, or other taxable disposition of the Securities by you generally will not be subject to U.S. federal income tax if such gain is not effectively connected with a U.S. trade or business of yours and, if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the disposition.

If you are a non-resident alien individual that is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other taxable disposition of a Security and certain other conditions are satisfied, you would be subject to a 30% U.S. federal income tax in respect of gains realized from such sale, exchange, redemption or disposition. If you are a Non-U.S. Holder of the Securities that is engaged in a trade or business in the United States and if your income from the Securities is effectively connected with the conduct of such trade or business, then you generally should be subject to regular U.S. federal income tax on such income in the same manner as if you were a U.S. Holder, in which case you would be exempt from the withholding tax. You should consult your own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Securities, including the possible imposition of a 30% branch profits tax.

Estate Tax. If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, a Security may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with amounts paid to you in respect of the Securities. You will be subject to backup withholding in respect of such amounts paid to you, unless you comply with certain certification procedures establishing that you are not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that you are not a U.S. person) or otherwise establish an exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

You should consult your own tax advisor in determining the tax consequences of an investment in the Securities, including the application of U.S. federal, state, local, foreign or other tax laws, and the possible effects of changes in federal or other tax laws.

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ANNEX A

OFFICIAL NOTICE OF EXCHANGE

Dated:

Morgan Stanley

1585 Broadway

New York, New York 10036

Morgan Stanley & Co. Incorporated, as Calculation Agent

1585 Broadway

New York, New York 10036

Fax No.: (212) 507-5742

Dear Sirs:

The undersigned holder of Morgan Stanley’s 8% Targeted Income Strategic Total Return Securities due March 30, 2010, exchangeable for a cash amount based on the CBOE’s BXM Index (CUSIP No. 61746Y734) (the “Securities”) hereby irrevocably elects to exercise with respect to the number of Securities indicated below, as of the date hereof, the Exchange Right as described in the pricing supplement dated March 23, 2005 (the “Pricing Supplement”) to the Prospectus Supplement and Prospectus dated November 10, 2004 related to Registration Statement No. 333-117752. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Securities indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Securities); and (ii) it will cause the Securities to be exchanged to be transferred to the Trustee on the Exchange Date.

        Very truly yours,

        ____________________________________________

        [Name of Holder]

By: _________________________________________
       [Title]

       _________________________________________

       [Tel. No.]

       _________________________________________

      [Fax No.]

Number of Securities surrendered for exchange[1]:______________________________________________________

Receipt of the above Official

Notice of Exchange is hereby acknowledged

MORGAN STANLEY, as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:_________________________________

Title:

Date and time of acknowledgment: ____________________

_________________________

1	Minimum 10,000 Securities unless a Credit Exchange Event has occurred and is continuing.

A-1

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ANNEX B

Historical Average Percentage Returns—S&P 500 Index Call Option Premiums and Dividends

The following bar chart sets forth the historical average percentage returns resulting from the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index combined with the amount of dividends paid on the stocks underlying the S&P 500 Index for the years 1988 through 2004 (since the CBOE created the BXM Index in June 1988, the data for that year were annualized for purposes of this bar chart). The lightly shaded portion of each bar represents the average percentage return in the year represented by the bar, based on (i) the amount of option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index in that year and (ii) the average value of the S&P 500 Index on the roll dates in that year.2 The average value of the S&P 500 Index on the roll dates in that year is also included. The darker shaded portion of each bar represents the annual dividend yield on the S&P 500 Index based on the value of the S&P 500 Index at the end of each year. The BXM Index participates in little or no appreciation of the S&P 500 Index but is subject to declines in the S&P 500 Index. We obtained the information relating to the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index and the amount of dividends paid annually on the stocks underlying the S&P 500 Index from Bloomberg Financial Markets, in both cases, without independent verification. We refer to the annual returns resulting from the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index combined with the amount of dividends paid annually on the stocks underlying the S&P 500 Index as the annual current yield of a buy-write strategy on the S&P 500 Index. The historical performance of the annual current yield of a buy-write strategy on the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the annual current yield of a buy-write strategy on the S&P 500 Index over the term of the Securities.

_________________________

1      Because the BXM Index represents the performance of a hypothetical buy-write strategy in which the option premium is functionally reinvested in the BXM Index on the day that it is received and is therefore subject to any declines in the S&P 500 Index during that month (i.e., from roll date to roll date), for purposes of determining the average percentage value of the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index in that year, for any call option for which the S&P 500 Index was lower on the expiration date than on the roll date on which that option was deemed sold, the dollar value of that call option was reduced by the percentage decrease in the S&P 500 Index from the original sale date to the expiration date.

B-1

     As the bar graph indicates, the historical average percentage returns of the annual current yield on a buy-write strategy on the S&P 500 Index has averaged 22.13% since 1988, with a high of 30.12% in 1999 and a low of 14.20% in 1994. Although the annual reduction of the net entitlement value of approximately 10% of the issue price of the securities due to the adjustment amount (which allows for the payment of the interim payments at the rate of 8% per year) is lower than the historical average percentage returns of the annual current yield on a buy-write strategy on the S&P 500 Index, there is no guarantee that a payout on the securities upon exchange, redemption or at maturity will exceed the issue price of the securities.

     For example, if the S&P 500 Index decreases, the returns of the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index will be based on a lower base, or notional, amount. In addition, if the volatility of the S&P 500 Index decreases below its historical levels, the value of the option premiums received from the sale of successive one-month, at-the-money call options on the S&P 500 Index will also decrease as a percentage of the value of the S&P 500 Index. Also, there is no guarantee that the dividend yield of the stocks underlying the S&P 500 Index will remain at or above historical levels. As a result, if the S&P 500 Index decreases, the volatility of the S&P 500 Index decreases, and/or if the dividend yield of the stocks underlying the S&P 500 Index decreases, the annual current yield on a buy-write strategy on the S&P 500 Index may not be sufficient to offset the combined effect of (i) any decreases in the S&P 500 Index; (ii) the cumulative reduction of the net entitlement value due to the adjustment amount; and (iii) the initial net entitlement value being set at 1.20% less than the issue price for the securities.

     To illustrate, if the annual current yield on a buy-write strategy on the S&P 500 Index is 15% (near the historical low in 1994), and if the average value of the S&P 500 Index during the initial year that the securities were outstanding were the same as the initial index level, the annual return on a $9.88 investment (an investment equivalent to the initial net entitlement value) would be $1.48, which is greater than the annual adjustment amount of $1.00 applied to the securities. By contrast, if the S&P Index were to decline significantly, the annual current yield on a buy-write strategy on the S&P 500 Index could be less than the adjustment amount applied to the securities. For example, if the S&P Index declined by 50%, and assuming that the annual current yield on a buy-write strategy on the S&P 500 Index continued to be 15%, the annual return on a $9.88 initial investment would be $0.74, which is lower than the annual adjustment amount of $1.00 applied to the securities. In this example, the annual adjustment amount applied to the securities would reduce the net entitlement value by the excess of the annual adjustment amount over the annual current yield on a buy-write strategy on the S&P 500 Index. For examples of how the Adjustment Amount affects the payout on the Securities, see the hypothetical examples in “Hypothetical Payouts on the Securities at Maturity” in the Pricing Supplement.

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